Exhibit 10.17

                    April 28, 2004

Mr. Steven M. Samowich
12052 Creekbend Drive
Reston, Virginia 20194

Dear Steve:

          I am pleased to offer you the position of Chief Operating Officer of Convera Corporation with Convera Technologies (the “Company”). In this position you will report directly to Patrick Condo, President and Chief Executive Officer. This letter outlines the terms of the offer of employment. Your expected date of employment is on or about May 10, 2004.

1.	Compensation.

a. Base Salary. As payment for the services to be rendered by you and subject to the provisions hereinafter stated, the Company shall pay you a base salary at an annualized rate of $250,000 per year, payable on the Company’s normal payroll schedule (the “Base Salary”).

b. Bonus. In addition to your Base Salary, you will be eligible for a bonus (the “Bonus”) paid quarterly 20% per quarter plus 20% for full year attainment based upon the Company’s actual operating performance during fiscal 2005 compared to the Company’s Fiscal 2005 Operating Plan (the “Plan”) approved by the Company’s Board of Directors.

As described in the example below, the Bonus shall be up to $150,000 ($30,000 per quarter plus $30,000 for full year performance), prorated for your employment year, if the Company’s performance meets the Plan; as an illustration, the sliding scale includes an amount up to 125% of the Bonus if the Company’s performance during the quarter exceeds the Plan by 10%; and up to 150% of the Bonus if the Company’s performance during the quarter exceeds the Plan by 20%. One-half of the Bonus shall be calculated on the basis of the Company’s revenues for each quarter of fiscal 2005 and for the full fiscal year, as applicable, and one-half of the Bonus shall be calculated on the basis of the Company’s net loss for each quarter of fiscal 2005, and for the full fiscal year, as applicable, in each case, as set forth in the Company’s consolidated financial statements filed with the Securities and Exchange Commission. As an example, if for Q2 of fiscal 2005 the Company’s revenues are 120% of the revenue target in the Plan and the Company’s net loss equals the net loss target in the Plan, the total Bonus for the quarter will be $37,500 ($22,500 + $15,000).

c. Guarantee. As an added benefit to you, the Company will guarantee a minimum of 60% of the total annual target bonus of $150,000 in your first year which will be paid on a quarterly basis and credited against any Bonus payments required to be made in the same period.

d. Signing Bonus. Within 30 days of joining the Company, you will receive a signing bonus of $100,000. Should you voluntarily leave the Company within twelve months of employment, this signing bonus will be repaid by you to Convera on a prorated basis, one-twelfth per month remaining and may be recovered by Convera from any outstanding wages or expenses due you on the voluntary termination of your employment.

2.	Employee Benefits.

a. Benefits. As a full-time employee you shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to full time employees of the Company, including 401(k) plan, medical, dental, vision, life, long-term disability insurance plans, and vacation in accordance with Company standard policies. Please refer to the Convera Summary of Benefits attached.

b. Expense Reimbursement. The Company agrees to reimburse you for all reasonable, ordinary and necessary travel and entertainment expenses incurred by you in conjunction with your services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by you in conjunction with your services to the Company consistent with the Company’s standard travel policy.

3.	Equity Award.

a. Stock Option. Subject to Board approval, upon the start of your employment, you will be granted options under the Convera Incentive Stock Option Plan to purchase 300,000 shares of Convera common stock. These stock option grants are made at the market price at the time of grant, as determined under the Plan, and vest 12.5% every six months. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2000 Stock Option Plan (the “Stock Option Plan”) and the Stock Option Agreement between you and the Company, which will contain the standard terms and provisions applicable to employees generally.

b. Acceleration Benefit. Notwithstanding the immediately preceding paragraph, the Stock Option Agreement shall also provide that if the Company is subject to a Change of Control, then the vesting of 100% of the unvested portion of the Options will accelerate. For purposes of this letter, a “Change in Control” means the happening of either of the following:

i. The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

ii. The Company combines or is consolidated with, or merges with or into, any other corporation, and following such transaction a person or persons become the beneficial owner or owners of at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or the surviving entity or its parent immediately after such combination, consolidation or merger, and a majority of the Board of Directors immediately after such transaction consists of individuals other than individuals who served as directors immediately prior to such transaction.

4.	Pre-Employment Conditions.

a. Proprietary Information Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information and Investors Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

5.	No Conflicting Obligations.

          You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.	At-Will Employment.

          Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement duly authorized by the Company’s Board of Directors.

7.	Severance Benefits.

a. General Terms. In no way limiting the Company’s policy of employment at-will, if your employment is terminated by the Company without Cause (as defined below), and other than as a result of your death or disability, the Company will provide you with severance equal to one year of your then-current regular Base Salary, paid out over the Company’s regular payroll schedule following the effective date of your release. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement, which provides for among other matters, the release of any claims you may have against the Company and your agreement not to solicit employees and customers.

b. Cause. For the purposes of this letter, “Cause” shall mean: (i) your repeated failure to perform one or more of your essential duties and responsibilities to the Company after 10 day written notice to you and a chance to cure; (ii) your failure to follow the lawful directives of the Company’s Board of Directors; (iii) your material violation of any Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that in the reasonable judgment of the Board of Directors has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your conviction of a felony or misdemeanor (other than a traffic offense) or; (vii) your willful breach of any of your obligations under any written agreement with the Company.

          To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Employee Proprietary Information and Inventions Agreement. Please indicate the date on which you expect to begin work in the space provided below (the “Start Date”). This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of Virginia, without regard to its conflict of laws provisions, and may only be amended or modified by a writing signed by both parties and approved by the Board of Directors.

We are all delighted to be able to extend you this offer and look forward to working with you.

Very truly yours, CONVERA CORPORATION By: /s/ PATRICK C. CONDO ——————————— Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

STEVEN M. SAMOWICH

/s/ Steven M. Samowich
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Signature

April 28, 2004
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Date

Anticipated Start Date: 5/10/04

Attachment A: Employee Proprietary Information and Invention Agreement
Attachment B: Convera Summary of Benefits